Exhibit 99.1

Press Release

Contacts:

Roubik Gregorian, President and CEO Thomas R. Melendrez, Senior Vice President (510) 668-7000	For Release 7:45 a.m. EST January 23, 2007

Exar Corporation Announces Results for Third Quarter Fiscal 2007

Fremont, California, January 23, 2007 – Exar Corporation (Nasdaq: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2007 third quarter operating results. Revenue for the quarter ended December 31, 2006 was $16.1 million, a decrease of 12.9% sequentially from $18.5 million in the second quarter of fiscal 2007 and down 5.3% from $17.0 million for the same period last year. Year-to-date revenue has increased 6.9% as compared to the same period last year.

Third quarter operating loss was $0.86 million, as compared to operating income of $0.05 million for the prior quarter and operating income of $0.12 million for the same period last year.

Net income for the third fiscal quarter was $3.0 million as compared to $1.8 million for the prior quarter and $1.1 million for the third quarter of fiscal 2006. For the quarter ended December 31, 2006 EPS were $0.08 per diluted share, up from $0.05 per diluted share for the prior quarter and an increase from $0.03 per diluted share for the same period last year. For the quarter ended December 31, 2006, EPS include $0.02 per diluted share related to the extension of federal R&D tax credits.

Gross margin was 66.5% in third fiscal quarter as compared to 68.8% in the prior fiscal quarter and 67.5% for the same period last year.

For the third quarter of fiscal 2007 net income includes stock-based compensation expense of $1.1 million as a result of the Company’s compliance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (SFAS 123R). Excluding this charge, Non-GAAP operating income was $0.2 million and EPS were $0.10 per diluted share. The Company believes that this Non-GAAP information is important and valuable to stockholders to help them compare operating performance across reporting periods, however, this information is in no way a substitution for financial measures derived in accordance with GAAP.

“Effective operating expense controls allowed the Company to maintain Non-GAAP operating profitability in the quarter on lower revenues due to what we believe to be an industry-wide demand slow down and inventory rebalancing,” stated Roubik Gregorian, chief executive officer and president. “Though visibility continues to be challenging our growth will be driven by key design wins moving to production and continued market acceptance of our newer solutions, many of which were industry firsts,” stated Dr. Gregorian.

Product Summary

Industry Firsts

Continuing the Company’s focus on technology innovation, during the quarter ended December 31, 2006 the Company released two serial communications devices: the XR20V2170, an I2C/SPI UART with 64-Byte FIFO and integrated RS-232 transceiver combination UART, plus the XR20M1170 a low voltage 1.8V I2C/SPI UART with 64-Byte FIFO. Both devices target industrial, consumer and battery-powered applications. With these two new offerings, Exar has launched nine industry-first serial communications products in less than two years.

Serial Communications

During the quarter ended December 31, 2006, the Company added the XR16V794. This device is a low power — 2.25V to 3.6V operation with 5V tolerant inputs — 64-byte FIFO UART supporting serial data rates of up to 8Mbps. The device is ideal for the higher data speed requirements found in industrial applications including automation/process control, point-of-sale, network management and remote access servers amongst others.

Network and Transmission

Further strengthening its T/E product portfolio, and targeting cost sensitive transport networking applications — PDH and SDH multiplexers, digital cross-connects, DECT base stations, as well as CSU/DSU equipment — found in emerging worldwide markets, in the quarter ended December 31, 2006 Exar introduced the XRT59L921. This device is a highly integrated 21-channel E1 solution with reduced power, and is the newest member of one of the industry’s most extensive and scalable T/E LIU portfolios.

Regulatory Compliance/Current Business Outlook

The Company is subject to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company reports its financial results in accordance with GAAP. Additionally, the Company from time to time supplements reported GAAP financials with Non-GAAP measures which are included in related press releases and Reports furnished to the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC at: http://www.sec.gov. With respect to the quarter ended December 31, 2006, we are disclosing Non-GAAP operating income and Non-GAAP diluted EPS, which are adjusted to exclude from our GAAP results all stock-based compensation expense. These Non-GAAP measures are presented in part to enhance the understanding of the Company’s historical financial performance and comparability between reporting periods. The Company believes the Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provide useful information to analysts, investors, management and other interested parties following the semiconductor industry. For its internal purposes, the Company uses GAAP financial statements and Non-GAAP financial statements that do not include stock-based compensation expense, and the related income tax effects of the stock-based compensation expense, in reviewing its financial results. The Company uses the foregoing Non-GAAP measures to compare performance to prior periods and determine certain employee benefits. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with GAAP, and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. These statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the fourth quarter of fiscal 2007 ending March 31, 2007, the Company is forecasting revenue down approximately 5% as compared with the prior fiscal quarter.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the third quarter fiscal 2007, today, Tuesday, January 23, at 1:30 p.m. EST. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EST and use conference ID number 6187244. In addition, a live webcast will also be available. To access the webcast, please go to Exar’s Investors Homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EST today until 8:00 p.m. EST on January 30, 2007. To access the replay, please dial (800) 642-1687 and use conference ID number 6187244.

Safe Harbor Statement

The Company’s statements about its future financial performance, market trends, distribution and

OEM trends, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending in the telecommunications and data communications markets; limited visibility associated with customer demand for network and transmission products; the possible loss of, or decrease in orders from, an important customer; adjustments in interest rates and cash balances; vendor capacity or throughput constraints; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; accounting considerations related to option expensing; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended March 31, 2006 and Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, clock and timing, and storage. Leveraging its industry-proven analog design expertise and system-level knowledge, Exar delivers to customers a wide array of technology solutions for their current as well as next generation products. The Company is based in Fremont, CA, had fiscal 2006 revenues of $67.0 million, and employs approximately 260 people worldwide. For more information about the Company visit: http://www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	DECEMBER 31, 2006	MARCH 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$353,828	$329,528
Accounts receivable, net	5,410	7,429
Inventories	5,279	5,531
Other current assets	9,103	7,178

Total current assets	373,620	349,666

Property, plant and equipment, net	26,216	27,770
Other long-term investments	2,523	2,828
Deferred income taxes, net	9,543	9,361
Goodwill and intangible assets, net	9,303	10,020
Other non-current assets	2,119	1,752

Total assets	$423,324	$401,397

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,293	$13,770
Long-term obligations	191	222

Total liabilities	13,484	13,992

Total stockholders’ equity	409,840	387,405

Total liabilities and stockholders’ equity	$423,324	$401,397

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED DECEMBER 31,
	DECEMBER 31, 2006	SEPTEMBER 30, 2006	DECEMBER 31, 2005
				2006	2005

Net sales	$16,108	$18,503	$17,009	$52,842	$49,449

Cost of sales:
Product cost of sales (a)	5,156	5,530	5,280	15,918	15,634
Amortization of purchased intangible assets	240	240	240	720	680

Total cost of sales	5,396	5,770	5,520	16,638	16,314

Gross profit	10,712	12,733	11,489	36,204	33,135

Operating expenses:
Research and development (a)	6,222	6,677	6,178	19,513	18,432
Selling, general and administrative (a); (b)	5,347	6,010	5,187	18,090	15,816

Total operating expenses	11,569	12,687	11,365	37,603	34,248

Income (loss) from operations	(857)	46	124	(1,399)	(1,113)

Interest income and other, net
Interest and other income, net	4,289	4,229	2,902	12,231	9,136
Other than temporary loss on long-term investments	—	(957)	(1,215)	(957)	(1,215)

Total interest and other income, net	4,289	3,272	1,687	11,274	7,921

Income before income taxes	3,432	3,318	1,811	9,875	6,808
Provision for income taxes	446	1,539	702	3,106	1,885

Net income	$2,986	$1,779	$1,109	$6,769	$4,923

Earnings per share:
Basic earnings per share	$0.08	$0.05	$0.03	$0.19	$0.13

Diluted earnings per share	$0.08	$0.05	$0.03	$0.19	$0.12

Shares used in the computation of earnings per share:
Basic	36,642	36,315	35,202	36,255	39,045

Diluted	36,790	36,506	35,347	36,518	39,466

(a)	Includes stock-based compensation expense as follows (fiscal year 2007 increase reflects the adoption SFAS 123R):

Cost of sales	$23	$29	$—	$77	$—
Research and development	$285	$352	$—	$963	$—
Selling, general and administrative	$749	$782	$34	$2,246	$102

(b)	Included in selling, general and administrative expense in the nine months ended December 31, 2006 is $664,000 in connection with the Company’s Chief Financial Officer separation agreement dated June 30, 2006.

EXAR CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share amounts)

(Unaudited)

Three months ended December 31, 2006
Reconciliation of Non-GAAP operating income to GAAP operating loss
Non-GAAP operating income	$200
Items excluded from non-GAAP net income:
Stock-based compensation	(1,057)
Operating loss	$(857)

Reconciliation of Non-GAAP diluted earnings per share to GAAP diluted earnings per share
Non-GAAP diluted earnings per share	$0.10
Items excluded from non-GAAP diluted earnings per share:
Stock-based compensation	(0.03)
Adjustment to provision for income taxes	0.01
Diluted earnings per share	$0.08